SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                 _____________________________________

                            FORM 8-K

                         CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934
        Date of Report (Date of earliest event reported): January
18, 1994

                           CITICORP
          (Exact name of registrant as specified in charter)


Delaware                  1-5738                  13-2614988
(State or other   (Commission File Number)      (IRS Employer
jurisdiction of                                 Identification
incorporation)                                       Number)


            399 Park Avenue, New York, New York       10043
          (Address of principal executive offices)  (Zip Code)

                 Registrant's telephone number,
                 including area code:  (212)559-1000
                       Not Applicable
        (Former name or former address, if changed since last
                       report)

Item 5.  Other Events
- ---------------------

     On January 18, 1994 Citicorp reported record net income of $2.2 billion for the year 1993, or $4.11 per common share fully diluted. For the fourth quarter, net income was $575 million, or $1.06 per share.

     These results, estimated January 13, compare with net income of $722 million, or $1.35 per share, in 1992 and net income of $280 million, or $0.53 per share, in the 1992 fourth quarter.

     Citicorp's previous record for annual net income was $1.9 billion in 1988.

     John S. Reed, chairman, said: "The year's record earnings reflect strong business results and substantial improvement in credit costs -- two themes that should underlie our accomplishments going forward into 1994-95. Global Finance had its best year ever in 1993 in Europe and good gains in North America. The Global Consumer business continued outstanding earnings growth."

     "The 1993 results also show how much we have strengthened the balance sheet -- in capital, ratios and reserves," he added.

     The Tier 1 capital ratio was estimated at 6.5%, up from 6.2% at September 30, 1993. Total regulatory capital at December 31, 1993, rose to $23.2 billion, estimated to be 11.2% of risk-adjusted assets. A year earlier the Tier 1 ratio was 4.9% and the total capital ratio was 9.6%.

     Return on common equity increased to 19.9% for the quarter and 17.7% for the year, compared with 10.7% and 6.5% for the same 1992 periods. Return on total stockholders' equity was 16.7% in the fourth quarter and 15.3% in 1993. (The 1993 annual return excludes the effect of the previously announced accounting change for income taxes.)

     Total adjusted revenues increased to $4.5 billion in the quarter, up 7% from the same 1992 quarter and 3% from the 1993 third quarter. The gains came chiefly from businesses in the developing economies.

     Trading revenues from foreign exchange, securities and derivatives totaled $427 million in the quarter, compared with $299 million in the same 1992 quarter and with $478 million in the 1993 third quarter. Foreign exchange revenues of $158 million and securities trading revenues of $269 million compared with $245 million and $233 million, respectively, in the 1993 third quarter and $264 million and $35 million, respectively, in the 1992 fourth quarter.

     Adjusted operating expenses increased 7% from the 1992 fourth quarter and 4% from the 1993 third quarter. The increase from the third quarter was due largely to marketing costs in the U.S.

consumer businesses and business expansion in developing economies. Also affecting the year-to-year increase were compensation accruals partly related to strong trading revenues.

     Both commercial and consumer credit costs declined. Commercial credit costs decreased for the eighth straight quarter, to $126 million, from $233 million in the 1993 third quarter and from $478 million in the 1992 fourth quarter. Commercial cash-basis loans and Other Real Estate Owned together dropped by $1.1 billion in the quarter to $5.3 billion. Consumer credit costs declined to $651 million in the quarter from $665 million in the 1993 third quarter and from $836 million in the 1992 fourth quarter.

     Loan loss reserves increased in the quarter to $4.4 billion at 1993 year-end. The consumer reserve was built by $63 million in the quarter to $1.6 billion, compared with $1.3 billion a year earlier, and the commercial reserve by $63 million in the quarter to $2.5 billion, compared with $2.2 billion a year earlier.

     In its announcement on January 13, Citicorp said that in the 1993 fourth quarter it took restructuring charges of $425 million ($0.50 per share after tax) for cost-management programs to improve productivity, principally in U.S. markets, and business writedowns of $179 million ($0.21 per share after tax), as well as gains of $107 million ($0.14 per share after tax) from the sale of Brazilian bonds. Also in the fourth quarter, the company recognized $200 million ($0.39 per share) of deferred tax benefits.

     On the restructuring charges, Mr. Reed said: "We arrived at these charges through plans submitted by line business units during our annual planning process, not through a corporate-level effort. We approved those proposals that will have a positive effect in the current year and achieve full payback by the end of 1995."

     The business writedowns are principally in the Quotron subsidiary and cover costs associated with the disposition of the market data services business. It has been announced that Citicorp reached an agreement in principle to sell that business to Reuters America Holdings Inc., subject to completion of a definitive agreement and government approvals.

     The 1993 full year results included the previously reported recognition, as of January 1, 1993, of $300 million ($0.58 per share) as the cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

RESULTS OF BUSINESS OPERATIONS

                         Global Consumer

     Net income for the Global Consumer businesses was $1.4 billion in 1993, compared with $969 million in 1992, excluding after-tax restructuring charges of $143 million in 1993 and $82 million in 1992. Fourth quarter net income, excluding restructuring charges, was $378 million, compared with $263 million in the same 1992 quarter. Results for the year and the quarter reflected significantly lower credit losses in North America, along with continued strong revenue growth in the developing economies and in private banking.

     Global Consumer adjusted revenues of $2.8 billion in the quarter were up approximately 1% from the same year-earlier quarter and 1.6% from the 1993 third quarter. Operating expenses were $1.55 billion in the quarter, compared with $1.5 billion in the same 1992 quarter and in the 1993 third quarter.

     Net income in the consumer businesses in North America, Europe and Japan, excluding restructuring charges, was $804 million for 1993 and $228 million in the fourth quarter, compared with $513 million and $154 million in the respective 1992 periods. Revenues were $8.7 billion for 1993 and $2.2 billion in the fourth quarter, compared with $8.9 billion and $2.3 billion in the respective 1992 periods. Throughout the year, substantially lower net credit losses in the U.S. card business more than offset soft revenues. Operating expenses in the North America, Europe and Japan businesses for the fourth quarter were 2% higher than the same 1992 quarter but were unchanged for 1993 compared with 1992. A significant portion of the fourth-quarter restructuring charge is targeted to further increase efficiencies in the U.S. consumer businesses.

     Net income in the developing economies businesses, excluding restructuring charges, was $560 million in the year and $150 million in the fourth quarter, compared with $456 million and $109 million in the respective 1992 periods. Revenue growth of 20% in the year and 21% in the fourth quarter (compared with the same 1992 periods) reflected continued business expansion and was balanced between the Asian and Latin American regions. Operating expenses, excluding restructuring charges, rose 13% in both the year and the fourth quarter, compared with the same 1992 periods, in support of the business expansion.

     Consumer loans on the balance sheet that are delinquent 90 days or more improved to approximately $3.6 billion from $3.7 billion at the end of the 1993 third quarter and $3.9 billion at 1992 year-end.

                           Global Finance

     Net income for the year in the Global Finance businesses was $1.8 billion, compared with $1.2 billion in 1992, excluding after-tax restructuring charges of $95 million in 1993 and $49 million in 1992. Fourth quarter net income was $522 million, compared with $305 million in the same 1992 quarter, excluding after-tax restructuring charges of $95 million and $22 million in 1993 and 1992, respectively.

     Global Finance adjusted revenues in the quarter were $1.6 billion, a 17% increase from the same 1992 quarter and 6% from the 1993 third quarter. The revenue increase from the 1992 fourth quarter was due primarily to strong results from trading-related activities, principally in Europe and North America and from business expansion in developing economies. The increase from the 1993 third quarter resulted from activities in developing economies.

     Revenues from derivative products, most of which are categorized as securities trading and the balance as net interest revenue, were higher in 1993 and the fourth quarter (compared with the same 1992 periods) and reflected Citicorp's broadly based franchise, customer demand for risk-management products, proprietary activities and volatile market conditions during the year. Derivative products include financial futures, interest rate and currency swaps, options and equity and commodity contracts.

     Operating expenses in the year and in the quarter rose 8% and 10% over the respective 1992 periods. Higher expenses for the quarter reflected business expansion in developing economies, while the increase for the year included investment spending, higher incentive compensation related to trading activity, and charges taken in the year for the withdrawal from the portfolio management business for customers in India.

     Credit costs were $195 million in the year, and a negative $8 million in the fourth quarter, the latter reflecting a recovery on an Australian property. These results compare with $740 million in 1992 and $168 million in that year's fourth quarter. Cash-basis loans of $755 million compare with $1.4 billion a year ago and $1.1 billion at the end of the 1993 third quarter.

     Net income in the Global Finance businesses in North America, Europe and Japan, excluding restructuring charges, was $992 million for the year and $275 million for the fourth quarter, compared with $521 million and $189 million in the respective 1992 periods. Both the quarter's and the year's results benefited from strong securities and foreign exchange trading activities, higher fee-based revenues and improved credit costs in North America and Europe.

     Revenues for North America, Europe and Japan were $4.0 billion in 1993 and $987 million in the fourth quarter, compared with $3.6 billion and $944 million in the respective 1992 periods. Expenses were $2.2 billion for the year and $574 million in the fourth quarter, compared with $2.1 billion for 1992 and $541 million in the 1992 fourth quarter.

     Net income in the developing economies businesses, excluding restructuring charges, was $773 million for the year and $247 million for the fourth quarter, up from $661 million and $116 million in the respective 1992 periods, on solid revenue growth. The increases came despite continuing investment spending and the India charge. Revenues for the year were $2.2 billion and $606 million for the fourth quarter, compared with $1.9 billion in 1992 and $413 million in the 1992 fourth quarter. Expenses for the year were $1.1 billion and $283 million for the quarter, compared with $937 million in 1992 and $236 million in the same 1992 quarter.

              North America Commercial Real Estate

     Citicorp Real Estate reported continued significant declines in the troubled portfolio. Cash-basis loans and OREO decreased by $634 million in the fourth quarter to $4.1 billion. This reduction was due to multiple initiatives, including restructuring of loans, sales, paydowns, writeoffs and writedowns. Cash-basis loans of $1.7 billion were down from $2.7 billion at year-end 1992 and from $2.1 billion at the end of the 1993 third quarter. OREO property decreased to $2.4 billion, down from $2.9 billion at the 1992 year-end and $2.5 billion at the end of the 1993 third quarter. The reduction in cash-basis loans and OREO includes $576 million of asset sales during 1993, the majority being commercial properties and loans sold at a average of approximately 62% of their original loan value.

     Consistent with the reduction of the problem credits, total exposure was reduced by $1.1 billion during the quarter to $13.6 billion, down 20%, or $3.4 billion, from the $17 billion reported at the end of 1992.

     North America Commercial Real Estate reported a net loss for 1993 of $621 million, half the 1992 loss of $1.3 billion. The net loss in the fourth quarter was $114 million, compared with a loss of $230 million in the same 1992 quarter. Reduced credit costs were a key factor, as net writeoffs and writedowns for the year were $688 million, down significantly from the $1.4 billion reported for 1992. For the fourth quarter, net writeoffs and writedowns were $105 million, down from $236 million in the same 1992 quarter.

                 Cross-Border Refinancing Portfolio

     The cross-border refinancing portfolio's net income for the year was $92 million, compared with $403 million in 1992, when the results benefited from the release of $253 million of credit reserves. The 1993 results also included $97 million of interest on Brazilian medium- and long-term outstandings, compared with $130 million in 1992.

     Medium- and long-term exposure to refinancing countries was $2.9 billion at year-end, compared with $3.3 billion at year-end
1992 and $3.0 billion at the end of the 1993 third quarter.

     The restructuring of Brazil's medium- and long-term commercial bank debt continues. Representatives of the Government of Brazil and creditors began signing the external-debt financing package on November 29, and to date creditors holding more than 96% of the eligible debt have signed. The restructuring agreement, when completed, would have generally positive future effects on the company's earnings, but the timing and amounts cannot yet be determined.


CAPITAL

     The Tier 1 capital ratio at December 31, 1993, was an estimated 6.5%, compared with 6.2% at September 30, 1993, and 4.9% at December 31, 1992. Tier 1 capital rose approximately $563 million in the fourth quarter to $13.4 billion, compared with $12.8 billion at September 30, 1993, and $10.3 billion at December 31, 1992. The estimated combined Tier 1 and Tier 2 capital ratio at December 31, 1993, was 11.2%, compared with 10.7% at September 30, 1993, and 9.6% at December 31, 1992.


OTHER ITEMS

     Due to a favorable reassessment of future earnings expectations, the valuation allowance for net deferred tax assets was reduced by $200 million in the fourth quarter, with a corresponding decrease in tax expense. Excluding this tax benefit, income taxes in the fourth quarter would have been $185 million, bringing the effective tax rate for the year to 40%, compared with 42% for the first nine months of 1993 and 49% for full-year 1992. The reduction in the effective tax rate reflects improvements in the level and mix of earnings.

     Total employment was 81,500 at year-end 1993, compared with 81,000 a year earlier.

     Following are tables of financial highlights, an analysis of operating margin pretax earnings, business results and credit indicators, along with financial statements. Further details concerning the financial results will be available in March in Citicorp's Form 10-K.

KEY RATIOS & OTHER CONSOLIDATED FINANCIAL DATA
                              Fourth Quarter      Full Year
                              1993     1992      1993    1992
                              -----    -----     ----   -----
NET INCOME ($M):
 Before Cumulative Effect
  of Accounting Change...   $   575  $   280   $1,919  $  722
 After Cumulative Effect
  of Accounting Change(A)   $   575  $   280   $2,219  $  722

NET INCOME PER COMMON SHARE:

On Common & Common
 Equivalent Shares
 Before Cumulative Effect
  of Accounting Change...   $  1.16  $  0.53   $ 3.82  $ 1.35
 After Cumulative Effect
  of Accounting Change(A)   $  1.16  $  0.53   $ 4.50  $ 1.35

Assuming Full Dilution
 Before Cumulative Effect
  of Accounting Change...   $  1.06  $  0.53   $ 3.53  $ 1.35
 After Cumulative Effect
  of Accounting Change(A)   $  1.06  $  0.53   $ 4.11  $ 1.35


COMMON EQUITY PER SHARE..   $ 26.04  $ 21.74

CLOSING STOCK PRICE
 AT QUARTER END..........   $ 36.88  $ 22.25


PROFITABILITY RATIOS (Annualized):

Return on Assets:
 Before Accounting Change      0.98%    0.49%    0.84%   0.32%
 After Accounting Change(A)    0.98%    0.49%    0.97%   0.32%

Return on Common Stockholders'
 Equity:
 Before Accounting Change      19.9%    10.7%    17.7%    6.5%
 After Accounting Change(A)    19.9%    10.7%    21.1%    6.5%

Return on Total Equity:
 Before Accounting Change      16.7%    10.2%    15.3%    7.2%
 After Accounting Change(A)    16.7%    10.2%    17.7%    7.2%

CAPITAL:
 Tier 1 ($B).............   $  13.4  $  10.3
 Tier 1 & 2 ($B) (B).....   $  23.2  $  20.1

 Tier 1 Ratio (B)........       6.5%     4.9%
 Tier 1 & 2 Ratio (B)....      11.2%     9.6%


 Common Equity as a
   % of Total Assets.....       4.6%     3.7%
 Total Equity as a
   % of Total Assets.....       6.4%     5.2%


DIVIDENDS DECLARED ($M):
   Preferred.............   $    86  $    61   $  312  $  212

(A) Includes cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", as of January 1, 1993.
(B) Estimated.


OPERATING MARGIN
($ Millions)
                           Fourth Quarter         Full Year
                           1993      1992      1993       1992
                          ------    ------    -------    -------

Total Revenue .........  $4,152    $4,005    $16,075    $15,621

Effect of Credit Card
 Securitization........     292       365      1,282      1,390
Net Cost to Carry(A)...      43        96        252        421
Capital Building
 Transactions(B).......      61      (234)         2       (820)
                          ------    ------    -------    -------
Adjusted Revenue.......  $4,548    $4,232    $17,611    $16,612
                          ------    ------    -------    -------

Total Operating
 Expense...............  $3,021    $2,553    $10,615    $10,057

Net OREO Costs (C).....       3       (66)      (245)      (347)
Restructuring Charges..    (425)      (67)      (425)      (227)
                          ------    ------    -------    -------

Adjusted Operating
 Expense...............  $2,599    $2,420    $ 9,945    $ 9,483
                          ------    ------    -------    -------

Operating Margin.......  $1,949    $1,812    $ 7,666    $ 7,129

Consumer Credit
 Costs (D).............     651       836      2,740      3,309
Commercial Credit
 Costs (E).............     126       478      1,036      2,458
                          ------    ------    -------    -------
Operating Margin
 Less Credit Costs.....  $1,172    $  498    $ 3,890    $ 1,362

Add'l Provision(F):
- -Consumer..............      63        77        276        215
- -Commercial............      63       125        327        575
- -Cross-Border
  Refinancing..........       -        (9)         -       (253)

Capital Building
 Transactions (B)......     (61)      234         (2)       820
Restructuring Charges..     425        67        425        227
                          ------    ------    -------    -------
Income Before Taxes and
 Cumulative Effect of
  Accounting Change....  $  560    $  472    $ 2,860    $ 1,418
                          ======    ======    =======    =======

(A) Principally the net cost to carry commercial cash-basis loans and Other Real Estate Owned (OREO).
(B) Fourth quarter and full year 1993 amounts include $107 MM related to gains on sales of Brazil bonds and $179 MM of business write-downs, primarily related to Quotron.
(C) Principally net write-downs and net direct expenses related to commercial OREO.
(D) Principally net credit write-offs adjusted for the effect of credit card securitization.
(E) Includes commercial net credit write-offs, net cost to carry and net OREO costs.
(F) Represents provision for credit losses above/(below) net write-offs.

BUSINESS FOCUS
Net Income (Loss)

($ Millions)
                             Fourth Quarter        Full Year
                              1993   1992(A)     1993   1992(A)
                             ------  ------     ------  -------

Global Consumer:
 North America, Europe
   and Japan............    $   89  $  137     $  665  $   439
 Developing Economies...       146     104        556      448
                             ------  ------     ------  -------

Total Global Consumer...    $  235  $  241     $1,221  $   887
                             ------  ------     ------  -------

Global Finance:
 North America, Europe
   and Japan............    $  192  $  174     $  909  $   490
 Developing Economies...       235     109        761      643
                             ------  ------     ------  -------

Total Global Finance....    $  427  $  283     $1,670  $ 1,133
                             ------  ------     ------  -------

North America Commercial
  Real Estate...........    $ (114) $ (230)    $ (621) $(1,316)

Cross-Border Refinancing
  Portfolio.............        10      98         92      403

Corporate Items(B)......        17    (112)      (443)    (385)
                             ------  ------     ------  -------
                            $  575  $  280     $1,919  $   722
Cumulative Effect of
  Accounting Change(C)..         -       -        300        -
                             ------  ------     ------  -------
Citicorp................    $  575  $  280     $2,219  $   722
                             ======  ======     ======  =======
Core Business Results
 (Excluding After-tax
  Restructuring Charges)

Global Consumer:
 North America, Europe
   and Japan............    $  228  $  154     $  804  $   513
 Developing Economies...       150     109        560      456
                             ------  ------     ------  -------

Total Global Consumer...    $  378  $  263     $1,364  $   969
                             ======  ======     ======  =======

Global Finance:
 North America, Europe
   and Japan............    $  275  $  189     $  992  $   521
 Developing Economies...       247     116        773      661
                             ------  ------     ------  -------

Total Global Finance....    $  522  $  305     $1,765  $ 1,182
                             ======  ======     ======  =======

(A) Reclassified to conform to current quarter's presentation.
(B) Corporate Items includes the effects of capital building transactions and business write-downs. Results for the fourth quarter and full year 1993 also reflect after-tax restructuring charges of $16 million. Results in the comparable 1992 periods included after-tax restructuring charges of $(4) million and $ (8) million, respectively. Additionally, Corporate Items reflects the recognition of $200 million of deferred tax benefits in the fourth quarter of 1993.
(C) Represents cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.

GLOBAL CONSUMER
($ Millions)

                       Fourth Quarter   %       Full Year     %
                        1993   1992(A) Chg   1993    1992(A) Chg
                       ------  ------  ---  ------   ------  ---

Total Revenue......... $2,511  $2,400    5  $ 9,600  $ 9,285   3
                       ------  ------       -------  -------

Restructuring Charges. $  233  $   33  N/M  $   233  $   130  79
Other Operating Exp...  1,556   1,490    4    5,965    5,789   3
                       ------  ------       -------  -------
Total Operating Exp... $1,789  $1,523   17  $ 6,198  $ 5,919   5
                       ------  ------       -------  -------
Provision For
 Credit Losses ....... $  414  $  548  (24) $ 1,686  $ 2,134 (21)
                       ------  ------       -------  -------
Income Before Taxes... $  308  $  329   (6) $ 1,716  $ 1,232  39
Income Taxes..........     73      88  (17)     495      345  43
                       ------  ------       -------  -------
Net Income............ $  235  $  241   (2) $ 1,221  $   887  38
                       ======  ======       =======  =======

OTHER DATA:

Average Assets ($B)...    101     103   (2)     100      106  (6)

Return on Assets......   0.92%   0.93%   -     1.22%    0.84%  -

Adjusted for Credit-
 Related Items:
  Total Revenue(B).... $2,802  $2,765    1  $10,892  $10,675   2
  Other Operating
    Expense(C)........  1,547   1,490    4    5,927    5,789   2
  Credit Costs (D)....    651     836  (22)   2,740    3,309 (17)

(A) Reclassified to conform to current quarter's presentation.
(B) Adjusted principally for the effect of credit card securitization.
(C) Fourth quarter and full year 1993 amounts exclude net write-downs and net direct expenses related to OREO for certain real estate lending activities.
(D) Principally net credit write-offs adjusted for the effect of credit card securitization. Includes U.S. credit card net credit losses for both held and securitized receivables of $399 million and $1,733 million for 1993 fourth quarter and full year, respectively, and $514 million and $2,129 million for the comparable periods of 1992.
N/M Not meaningful as percentage exceeds 100%.

GLOBAL FINANCE
($ Millions)

                         Fourth Quarter  %      Full Year     %
                          1993   1992(A)Chg    1993  1992(A) Chg
                         ------  ------ ---  ------  ------  ---

Total Revenue..........  $1,582  $1,328  19  $6,108  $ 5,406  13
                         ------  ------      ------  -------

Restructuring Charges..  $  156  $   35  N/M $  156  $    76 N/M
Other Operating Expense     822     794   4   3,279    3,137   5
                         ------  ------      ------  -------
Total Operating Expense  $  978  $  829  18  $3,435  $ 3,213   7
                         ------  ------      ------  -------
Provision For
 Credit Losses.........  $   16  $  147 (89) $  305  $   644 (53)
                         ------  ------      ------  -------
Income Before Taxes....  $  588  $  352  67  $2,368  $ 1,549  53
Income Taxes...........     161      69  N/M    698      416  68
                         ------  ------      ------  -------
Net Income.............  $  427  $  283  51  $1,670  $ 1,133  47
                         ======  ======      ======= =======
OTHER DATA:

Average Assets ($B)....     114     102  12     109       96  14

Return on Assets.......    1.49%   1.10%  -    1.53%    1.18%  -

Adjusted for Credit-
Related Items:
  Total Revenue (B)....   1,593   1,357  17   6,166    5,530  12
  Other Operating
   Expense (C).........     857     777  10   3,299    3,066   8
  Credit Costs (D).....      (8)    168  N/M    195      740 (74)

(A) Reclassified to conform to current quarter's presentation.
(B) After adding back the net cost to carry cash-basis loans and OREO.
(C) Excludes net write-downs and net direct expenses related to OREO.
(D) Includes net write-offs, the net cost to carry cash-basis loans and OREO, as well as net write-downs (recoveries) and net direct expenses related to OREO.
N/M Not meaningful as percentage exceeds 100%.


NORTH AMERICA COMMERCIAL REAL ESTATE
($ Millions)
                         Fourth Quarter  %     Full Year      %
                          1993  1992(A) Chg   1993   1992(A) Chg
                         ------ ------  ---  -----   ------  ---

Total Revenue..........  $   8  $  (13) N/M $   (11) $   (45) 76
                         -----  ------      -------  -------
Total Operating Expense  $  60  $   85 (29) $   377  $   424 (11)
                         -----  ------      -------  -------
Provision For
 Credit Losses.........  $ 141  $  294 (52) $   610  $ 1,622 (62)
                         -----  ------      -------  -------
(Loss) Before Taxes....  $(193) $ (392) 51  $  (998) $(2,091) 52
Income Taxes...........    (79)   (162) 51     (377)    (775) 51
                         -----  ------      -------  -------
Net (Loss).............  $(114) $ (230) 50  $  (621) $(1,316) 53
                         =====  ======      =======  =======

OTHER DATA:

Average Assets ($B)....     11      14 (21)      12       14 (14)


Adjusted for Credit-
Related Items:
  Total Revenue (B)....     41      54 (24)     173      252 (31)
  Total Operating
   Expense (C).........     37      36   3      150      148   1
  Credit Costs (D).....    134     310 (57)     842    1,719 (51)

(A) Reclassified to conform to current quarter's presentation.
(B) After adding back the net cost to carry cash-basis loans and OREO.
(C) Excludes net write-downs and net direct expenses related to OREO.
(D) Includes net write-offs, the net cost to carry cash-basis loans and OREO, as well as net write-downs and net direct expenses related to OREO.
N/M Not meaningful as percentage exceeds 100%.

CROSS-BORDER REFINANCING PORTFOLIO
($ Millions)

                          Fourth Quarter  %      Full Year     %
                           1993  1992(A) Chg    1993  1992(A) Chg
                          ------ ------  ---  ------  ------  ---
Total Revenue .........   $  23  $   83  (72) $  126  $   196  (36)
                          ------ ------       ------  -------
Operating Expense......   $   8  $    7   14  $   28  $    29   (3)
                          ------ ------       ------  -------
Provision For
 Credit Losses.........   $  -   $   (9) N/M  $   (1) $  (254) N/M
                          ------ ------       ------  -------
Income Before Taxes       $  15  $   85  (82) $   99  $   421  (76)
Income Taxes...........       5     (13) N/M       7       18  (61)
                          ------ ------       ------  -------
Net Income.............   $  10  $   98  (90) $   92  $   403  (77)
                          ====== ======       ======  =======

OTHER DATA:

Average Assets ($B)....       3       4  (25)      3        4  (25)

(A) Reclassified to conform to current quarter's presentation.


CORPORATE ITEMS
($ Millions)
                          Fourth Quarter  %      Full Year      %
                           1993  1992(A) Chg.   1993  1992(A)  Chg
                          ------ ------  ---  ------  -------  ---

Total Revenue (B).......  $  28  $  207  (86) $  252  $   779  (68)
                          ------ ------       ------  -------
Restructuring Charges...  $  36  $   (1) N/M  $   36  $    21   71
Operating Expense.......    150     110   36     541      451   20
                          ------ ------       ------  -------
Total Operating Expense.  $ 186  $  109   71  $  577  $   472   22
                          ------ ------       ------  -------
Income (Loss) Before
 Taxes..................  $(158) $   98  N/M  $ (325) $   307  N/M
Income Taxes............   (175)    210  N/M     118      692  (83)
                          ------ ------       ------  -------
Net Income (Loss) (B)...  $  17  $ (112) N/M  $ (443) $  (385) (15)
                          ====== ======       ======  =======

(A) Reclassified to conform to current quarter's presentation.
(B) Corporate Items includes the effects of business write-downs and capital building transactions. Additionally, Corporate Items reflects the recognition of $200 million of deferred tax benefits in the fourth quarter of 1993 and also includes the offset created by attributing income taxes to business activities on a local tax basis.
N/M Not meaningful as percentage exceeds 100%.

ASSET QUALITY

COMMERCIAL CASH-BASIS LOANS AND OREO
($ Millions)
                             4th Q   3rd Q   2nd Q   1st Q   4th Q
                              1993    1993    1993    1993    1992
                             -----   -----   -----   -----   -----
North America Commercial
 Real Estate.............   $1,719  $2,138  $2,474  $2,593  $2,734

Global Finance...........      755   1,063   1,346   1,267   1,388
                             -----   -----   -----   -----   -----
Total Commercial
 Cash-Basis Loans........   $2,474  $3,201  $3,820  $3,860   4,122

Commercial OREO..........    2,796   3,122   3,479   3,721   3,457
                             -----   -----   -----   -----   -----
Total Commercial Cash-
 Basis Loans & OREO......   $5,270  $6,323  $7,299  $7,581   7,579
                             -----   -----   -----   -----   -----

Cross-Border Refinancing
 Cash-Basis Loans........   $1,041  $1,068  $1,082  $1,242  $1,302


ALLOWANCE FOR CREDIT LOSSES
($ Millions)
                             4th Q   3rd Q   2nd Q   1st Q   4th Q
                              1993    1993    1993    1993    1992
                             -----   -----   -----   -----   -----
Global Consumer..........   $1,596  $1,550  $1,491  $1,412  $1,338
Commercial...............    2,545   2,482   2,394   2,296   2,221
Cross-Border Refinancing.      238     228     205     325     300
                             -----   -----   -----   -----   -----
Total....................   $4,379  $4,260  $4,090  $4,033  $3,859
                             =====   =====   =====   =====   =====

Reserve for Global
 Consumer Sold Portfolios.  $  527  $  559  $  557  $  557     544

ALLOWANCE AS A PERCENTAGE
  OF TOTAL LOANS
                             4th Q   3rd Q   2nd Q   1st Q   4th Q
                              1993    1993    1993    1993    1992
                             ------  ------  ------  ------  ------
Global Consumer..........     1.89%   1.89%   1.83%   1.75%   1.60%
Commercial...............     4.88%   4.49%   4.35%   4.25%   4.19%

Total(A).................     3.15%   3.05%   2.94%   2.92%   2.76%


ADDITIONAL DATA
                             4th Q   3rd Q   2nd Q   1st Q   4th Q
                              1993    1993    1993    1993    1992
                             ------  ------  ------  ------  ------
Commercial Allowance as %
 of Commerical Cash-Basis
 Loans...................    102.9%   77.5%   62.7%   59.5%   53.9%

Commercial Renegotiated
 Loans(B)................   $  669  $  337  $  107  $   96  $  283

Consumer OREO............   $1,212  $1,283  $1,312  $1,314  $1,258

(A) Includes the Cross-Border Refinancing Portfolio allowance and related portfolio.
(B) Excludes renegotiated cross-border outstandings. Amount at December 31, 1993 includes approximately $325 million of loans that have been renegotiated during the year at a market rate of interest.

DETAILS OF CREDIT LOSS EXPERIENCE
($ Millions)
                               4th Q  3rd Q  2nd Q  1st Q  4th Q
                                1993   1993   1993   1993   1992
                               -----  -----  -----  -----  -----
Net Write-Offs:

Global Consumer...........    $ 351  $ 356  $ 367  $ 336  $ 471

North America Commercial
 Real Estate..............       78     49    136    168    194

Global Finance............       16     69     36     36    122
                               -----  -----  -----  -----  -----
Total Non-Refinancing
  Commercial..............    $  94  $ 118  $ 172  $ 204  $ 316
                               -----  -----  -----  -----  -----
Cross-Border
 Refinancing (A)..........      (10)   (23)   120    (26)    (9)
                               -----  -----  -----  -----  -----
Total.....................    $ 435  $ 451  $ 659  $ 514  $ 778
                               =====  =====  =====  =====  =====

                               4th Q  3rd Q  2nd Q  1st Q  4th Q
                                1993   1993   1993   1993   1992
                               -----  -----  -----  -----  -----
Provision for
 Credit Losses:

Global Consumer...........    $ 414  $ 419  $ 442  $ 411  $ 548

North America Commercial
 Real Estate..............      141    115    186    168    294

Global Finance............       16     91     87    111    147
                               -----  -----  -----  -----  -----
Total Non-Refinancing
  Commercial..............    $ 157  $ 206  $ 273  $ 279  $ 441
                               -----  -----  -----  -----  -----
Cross-Border
 Refinancing..............        -      -      -     (1)    (9)
                               -----  -----  -----  -----  -----
Total.....................    $ 571  $ 625  $ 715  $ 689  $ 980
                               =====  =====  =====  =====  =====

Net OREO Write-downs (Recoveries):

North American Commercial
 Real Estate.............     $  27  $  73  $  65  $  92  $  42
Global Finance...........       (30)    13     (1)     4     16
                               -----  -----  -----  -----  -----
Total....................     $  (3) $  86  $  64  $  96  $  58
                               =====  =====  =====  =====  =====


(A) Includes gross write-offs of $152 million in the second quarter of 1993 related to Citicorp's medium- and long-term outstandings to Brazil.

STATEMENT OF OPERATIONS          CITICORP and Subsidiaries
(In Millions of Dollars,
 Except Per Share Amounts)

                        Fourth Quarter  %       Full Year     %
                          1993   1992  Chg    1993    1992   Chg
                        ------ ------- ---  ------- -------  ---
Interest Revenue....... $6,254 $6,008    4  $23,811 $23,783    -
Interest Expense.......  4,247  4,151    2   16,121  16,327   (1)
                        ------ -------      ------- -------
Net Interest Revenue... $2,007 $1,857    8  $ 7,690 $ 7,456    3
                        ------ -------      ------- -------
 Fees & Commissions.... $1,357 $1,283    6  $ 5,057 $ 5,084   (1)
 Trading Account.......    269     35  N/M      939     326  N/M
 Foreign Exchange......    158    264  (40)     995   1,005   (1)
 Inv Securities Trans..      3    (16) N/M       94      12  N/M
 Other Revenue.........    358    582  (38)   1,300   1,738  (25)
                        ------ -------      ------- -------
Total Fees, Commissions
 and Other Revenue..... $2,145 $2,148   -   $ 8,385 $ 8,165    3
                        ------ -------      ------- -------
TOTAL REVENUE.......... $4,152 $4,005    4  $16,075 $15,621    3
                        ------ -------      ------- -------
PROVISION FOR
 CREDIT LOSSES......... $  571 $  980  (42) $ 2,600 $ 4,146  (37)
                        ------ -------      ------- -------
 Operating Expense:
  Salaries............. $  978 $  911    7  $ 3,817 $ 3,683    4
  Staff Benefits.......    264    234   13    1,028     965    7
  Net Premises &
  Equipment Expense....    401    425   (6)   1,601   1,680   (5)
  Restructuring Charges    425     67  N/M      425     227   87
  Other Expense........    953    916    4    3,744   3,502    7
                        ------ -------      ------- -------
TOTAL OPERATING EXPENSE $3,021 $2,553   18  $10,615 $10,057    6
                        ------ -------      ------- -------
INCOME BEFORE TAXES
 AND CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE.. $  560 $  472   19  $ 2,860 $ 1,418  N/M
 Income Taxes..........    (15)   192  N/M      941     696   35
                        ------ -------      ------- -------
INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING
 CHANGE................ $  575 $  280  N/M  $ 1,919 $   722  N/M

Cumulative Effect of
Accounting Change(A)...      -      -    -      300       -  N/M
                        ------ -------      ------- -------
NET INCOME............. $  575 $  280  N/M  $ 2,219 $   722  N/M
                        ====== =======      ======= =======
INCOME APPLICABLE
 TO COMMON STOCK....... $  488 $  212  N/M  $ 1,900 $   497  N/M
                        ======= ======      ======= =======

EARNINGS PER SHARE :

On Common & Common Equiv. Shs
 Income Bef. Cumulative
  Effect of Acctg Chg.. $ 1.16 $ 0.53       $  3.82 $  1.35
 Cumulative Effect of
  Accounting Change(A). $    - $    -       $  0.68 $     -

 Net Income............ $ 1.16 $ 0.53       $  4.50 $  1.35

Assuming Full Dilution
 Income Bef. Cumulative
  Effect of Acctg Chg.. $ 1.06 $ 0.53       $  3.53 $  1.35
 Cumulative Effect of
  Accounting Change(A). $    - $    -       $  0.58 $     -

 Net Income............ $ 1.06 $ 0.53       $  4.11 $  1.35

(A) Represents cumulative effect of adopting Statement of Financial Accounting Standards No. 109, "Accounting for
    Income Taxes", as of January 1, 1993.
N/M Not meaningful as percentage exceeds 100%.

CONSOLIDATED BALANCE SHEET            CITICORP and Subsidiaries
(In Millions of Dollars)

                                    Dec. 31    Dec. 31      %
                                     1993       1992      Change
                                   --------   --------    ------
ASSETS
Cash and Due from Banks........    $  4,836   $  5,138      (6)
Deposits at Interest w/ Banks..       6,749      6,550       3
Investment Securities:
 At cost.......................       5,637      6,515     (13)
 At lower of cost or market....       8,705      7,213      21
 At market.....................       1,489      1,328      12
Trading Account Assets.........      18,117     17,085       6
Federal Funds Sold &
 Securities Purchased
 Under Resale Agreements.......       7,339      6,381      15
Loans, Net
 Consumer......................    $ 84,354   $ 83,453       1
 Commercial....................      54,613     56,257      (3)
                                   --------   --------
    Total Loans................    $138,967   $139,710      (1)

Allowance for Credit Losses....      (4,379)    (3,859)    (13)
                                   --------   --------
    Total Loans, Net...........    $134,588   $135,851      (1)

Customers' Acceptance Liability    $  1,512   $  1,802     (16)
Premises & Equipment, Net......       3,842      3,819       1
Interest & Fees Receivable.....       2,552      2,721      (6)
Other Assets...................      21,208     19,298      10
                                   --------   --------
Total..........................    $216,574   $213,701       1
                                   ========   ========

LIABILITIES
Non-Int. Deposits (in the U.S.)    $ 13,442   $ 13,572      (1)
Int. Deposits (in the U.S.)....      38,347     44,175     (13)
Non-Int. Deposits (Outside the
 U.S.).........................       6,644      5,243      27
Int. Deposits (Outside the
 U.S.).........................      86,656     81,185       7
                                   --------   --------
    Total Deposits.............    $145,089   $144,175       1
Securities Sold,
 Not Yet Purchased.............       2,352      1,894      24
Purchased Funds &
 Other Borrowings..............      16,777     18,120      (7)
Acceptances Outstanding........       1,531      1,866     (18)
Accrued Taxes & Other Expenses.       6,452      5,049      28
Other Liabilities..............      12,260     11,244       9
Long-Term Debt.................      15,983     16,886      (5)
Subordinated Capital Notes.....       2,150      3,250     (34)
Redeemable Preferred Stock.....          27         36     (25)


STOCKHOLDERS' EQUITY
Preferred Stock
 (Without Par Value)...........    $  3,887   $  3,212      21
Common Stock (Par value $1.00).         412        392       5
Surplus........................       3,898      3,598       8
Retained Earnings..............       6,149      4,368      41
Common Stock in Treasury,
 at Cost.......................        (393)      (389)     (1)
                                   --------   --------
    Total Stockholders' Equity.    $ 13,953   $ 11,181      25
                                   --------   --------
Total..........................    $216,574   $213,701       1
                                   ========   ========

ADDITIONAL FINANCIAL INFORMATION

                              Fourth Quarter      Full Year
                               1993    1992      1993     1992
                              ------  ------    ------   ------
NET INTEREST REVENUE(A)
($ Millions)

Net Interest Revenue.......  $2,012  $1,864    $ 7,705  $7,475

Net Interest Margin........    3.94%   3.73%      3.88%   3.76%

 ADJUSTED TO EXCLUDE
 THE EFFECT OF CREDIT
 CARD SECURITIZATION:

 Net Interest Revenue......  $2,553  $2,492    $10,024  $9,552

 Net Interest Margin.......    4.48%   4.45%      4.50%   4.32%


                              Fourth Quarter       Full Year
                               1993    1992(B)   1993     1992(B)
                              ------  ------    ------   ------
OTHER REVENUE
($ Millions)

Affiliate Earnings.........  $   99  $   39    $   211  $  164
Securitized Credit
 Card Receivables..........     285     263      1,083     603
Net (Losses) from
 Mortgage Pass-Through
 Securitization Activity(C)     (32)    (27)      (135)   (122)
Venture Capital Gains......      59      66        143     192
Net Gains/(Losses) on the
 Sale/Disposition of
 Assets(D).................     (61)    238          1     753
Foreign Currency
 Translation (Losses)......     (15)    (14)       (50)    (11)
Other Items................      23      17         47     159
                             ------  ------    -------  ------
  Total....................  $  358  $  582    $ 1,300  $1,738
                             ======  ======    =======  ======

(A) Taxable Equivalent Basis.
(B) Reclassified to conform to current quarter's presentation.
(C) Represents impairment related to excess servicing fees receivable and credit costs in connection with recourse obligations partially offset by gains on sale of mortgage pass-throughs.
(D) Fourth quarter and full year 1993 amounts include business write-downs totaling $179 million.

CONSOLIDATED AVERAGE BALANCES
                      Fourth Quarter   %         Full Year       %
                     1993     1992    Chg      1993     1992    Chg
                  --------  --------  ---   --------  -------- ---

Loans ($B):
 Consumer.......  $     82  $     85   (4)  $     81  $     89  (9)
 Commercial.....        57        59   (3)        58        59  (2)
                  --------  --------        --------  --------
Total
 Loans..........  $    139  $    144   (3)  $    139  $    148  (6)
                  ========  ========        ========  ========


Total
 Assets($B).....  $    233  $    228    2   $    228  $    226   1
Interest Earning
  Assets($B)....  $    203  $    199    2   $    199  $    199   -

Common Stockholders'
 Equity ($M)....  $  9,728  $  7,853   24   $  9,020  $  7,660   18
Preferred
 Equity ($M)....     3,887     3,023   29      3,491     2,381   47
                  --------  --------        --------  --------
Total Stockholders'
 Equity ($M)....  $ 13,615  $ 10,876   25   $ 12,511  $ 10,041   25
                  ========  ========        ========  ========

COMMON SHARES OUTSTANDING
(In Thousands)

End-Of-Period...                             386,490   366,489   5


Weighted Average for Purposes
 of Earnings Per Share:

Common & Common
 Equivalent
  Shares(A).....   441,314   433,385    2    443,023   381,827   16

Assuming Full
 Dilution(B)....   514,629   433,385   19    518,477   381,827   36

(A) For 1993, includes shares related to the assumed conversion of Conversion Preferred Stock, Series 15 (Conversion
    Preferred Stock) issued in the fourth quarter of 1992.
    For purposes of computing earnings per share, the dividends related to the Conversion Preferred Stock are added back to income applicable to common stock.

(B) For 1993, includes shares related to the assumed conversion of the Conversion Preferred Stock and Convertible Preferred Stock, Series 12 and 13. For purposes of computing earnings per share in 1993, the dividends related to the Conversion Preferred Stock and Convertible Preferred Stock are added back to income applicable to common stock. Conversion of the Convertible Preferred Stock was not assumed for 1992 as it would have been antidilutive.

Item 7.    Financial Statements, Pro Forma Financial
           Information and Exhibits

           -  Exhibit No. 12(a) Calculation of Ratio
              of Income to Fixed Charges

           -  Exhibit No. 12(b) Calculation of Ratio
              of Income to Fixed Charges Including
              Preferred Stock Dividends


                                    SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CITICORP
                              (Registrant)



                              By: /s/ Thomas E. Jones
                                  -------------------------------
                                      Thomas E. Jones
                                      Executive Vice President
                                      A Principal Financial Officer


Dated:  January 21, 1994